Exhibit 19.1
Securities Trading Policy
(September 2023)

Scope
Match Group, Inc. (“Match Group”) has adopted this Securities Trading Policy (this “Policy”) to promote compliance with U.S. securities laws by (collectively, the “Covered Persons”):
1.directors, officers, employees, contractors and consultants of Match Group and its subsidiaries;
2.the spouses, domestic partners, minor children (even if financially independent) of such directors, officers, employees, contractors or consultants;
3.anyone to whom Match Group directors, officers, employees, contractors or consultants provide significant financial support; and
4.any entity or account which directors, officers, employees, contractors, consultants, or the persons listed in (2) and (3) above have or share the power, directly or indirectly, to make investment decisions over, whether or not such persons have a financial interest in such entity or account (together with the persons listed in (2) and (3) above, “Affiliated Persons and Entities”).

Because of their access to confidential information on a regular basis, this Policy subjects directors, executive officers and certain other individuals as discussed below (“Match Group Insiders”) to additional restrictions on trading in securities of Match Group. In addition, Covered Persons with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

This Policy also is designed to protect an important corporate asset: Match Group’s reputation for integrity and ethical conduct. This Policy governs transactions in securities of Match Group or any other issuer where conflicts of interest could arise. As a result of applicable securities laws and this Policy, Covered Persons may, from time to time, have to forego or delay a desired securities transaction, and may suffer economic loss or forego anticipated profit as a result.

Present Disclosure Law
•U.S. securities laws prohibit a person from trading securities if the person possesses material non-public information about the issuer of the securities. These laws also prohibit persons who are aware of such information from disclosing or ‘tipping’ this information to others who may trade. The consequences of prohibited insider trading or tipping can be severe and may result in private lawsuits for damages or in civil or criminal proceedings by the U. S. Securities and Exchange Commission (the “SEC”) and federal prosecutors. Additionally, liability also may be imposed on Match Group for your violations of securities laws.

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•Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if it could be expected to affect the market price of a security. Material information can be favorable or unfavorable. What is material is usually determined on a case-by-case basis, in light of all the surrounding circumstances. If it is not clear whether information is material, it should be treated as if it is material.
•Information should be considered non-public if it has not been disclosed by Match Group in its reports filed with the SEC or in a widely disseminated press release. If it is not clear whether information has been sufficiently publicized, it should be treated as if it is non-public.
•Some examples of such inside information which could be material include (but are not limited to):
oEarnings reports or projections and other financial information;
oKey performance indicators;
oProposed major spending programs;
oPending or threatened regulatory or litigation proceedings, investigations or the resolution thereof;
oSignificant changes in senior management;
oA pending or proposed merger, acquisition or divestiture of a significant business or significant assets, or the expansion or curtailment of operations;
oSecurities offerings or other financings;
oChanges in debt ratings, or analyst upgrades or downgrades;
oSignificant changes in accounting treatment, write-offs or effective tax rate;
oNew major contracts, suppliers, customers, or the loss thereof;
oNew product or feature launches;
oCybersecurity risks or incidents, including any breach of information systems that compromises the functioning of Match Group’s information or other systems or results in the exposure or loss of user information, in particular personal information;
oLiquidity problems;
oChanges in auditors or auditor notification that Match Group may no longer rely on an audit report; and
oStock splits or other corporate actions.

General Securities Trading Policy
This Policy governs sales, purchases, gifts and other transfers of all types of securities of Match Group, including common stock, preferred stock, warrants, debt securities, options, puts and calls (“Match Group Securities”). This Policy’s trading restrictions apply to the sale of stock you acquire through participation in Match Group’s Employee Stock Purchase Plan and the vesting or exercise of Match Group equity awards and to the cashless exercise of stock options through a broker. A Covered Person may not buy, sell, gift or otherwise transfer Match Group Securities if such person is in possession of any material non-public information relating to Match Group, and may transact

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only when all material information known to such person has been available to investors generally for at least two business days, except for transactions with Match Group itself or as otherwise specified in this Policy under the heading “Rule 10b5-1 Trading Plans”.

Investing in Match Group Securities provides an opportunity to share in the future growth of Match Group. But investment in Match Group and sharing in the growth of Match Group does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the Covered Person in conflict with the best interests of Match Group and its stockholders. This Policy does not mean that Covered Persons may never sell shares; however, Match Group encourages Covered Persons to avoid frequent trading in Match Group Securities. Speculating in Match Group Securities is not consistent with Match Group’s culture.

Prohibition on Tipping
A Covered Person may not pass on to any person any material non-public information concerning Match Group, whether or not the Covered Person has any information regarding such person’s intention to engage in any transaction involving Match Group Securities, except to persons within Match Group whose positions require them to know such information. No Covered Person should discuss material non-public information concerning Match Group in public places. Additionally, no Covered Person may recommend to any person that such person engage in or refrain from engaging in any transaction involving Match Group Securities if such Covered Person is in possession of material non-public information regarding Match Group.

Derivatives
No Covered Person may engage in transactions in publicly traded options, such as puts, calls, prepaid variable forward contracts, equity swaps or other derivatives that are designed to hedge or speculate on any change in the market value of or relating to Match Group Securities, or engage in short sales with respect to Match Group Securities. This prohibition extends to various forms of hedging transactions or monetization transactions, such as zero-cost collars and forward sale contracts, as they involve the establishment of a short position in Match Group Securities.

Material Non-Public Information and Securities of Other Companies
The foregoing provisions also apply to material non-public information, and transacting in securities, of other companies if any Covered Person obtains possession of material non-public information relating to such companies in the course of performing their duties for Match Group.

Pledging of Securities, Margin Accounts
Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because such a sale or foreclosure may occur at a time when a Covered Person has material non-public information or is otherwise not permitted to trade in Match Group Securities, Covered Persons may not initiate any transactions that involve pledging Match Group Securities in any manner, including by

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purchasing Match Group Securities on margin, holding Match Group Securities in an account utilizing margin or otherwise pledging Match Group securities as collateral for a loan.

Applicability of U.S. Securities Laws to International Transactions
All Covered Persons are subject to the restrictions on trading in Match Group Securities and the securities of other companies. The U.S. securities laws may be applicable to trades in Match Group Securities executed outside the United States even if they are located outside the United States or if the Covered Person is located outside the United States.

Additional Procedures for Insiders
Match Group Insiders are subject to further trading restrictions by virtue of their regular or routine access to material non-public information during the course of their employment or other affiliation with Match Group or by virtue of their involvement with a project that results in knowledge of material non-public information. Match Group Insiders are subject to the following restrictions on trading in Match Group Securities in addition to those set forth elsewhere in this Policy.

•Insiders. Match Group Insiders consist of (i) directors and executive officers of Match Group, (ii) business chief executive officers and (iii) such other persons as may be designated from time to time and informed of such status by Match Group’s Chief Legal Officer or such officer’s designee. In addition, Affiliated Persons and Entities of the persons listed above are also considered Insiders.
•Pre-Clearance. All purchases, sales and other transfers, including gifts, of Match Group Securities by Match Group Insiders and their Affiliated Persons and Entities must be approved in advance by Match Group’s Chief Legal Officer or such officer’s designee. Although Match Group’s Chief Legal Officer will endeavor to clear transactions as quickly as possible, under certain circumstances the clearance procedure may take time. Accordingly, several days should be allowed for the clearance procedure to be completed.
•Trading Windows. After receiving approval for the transaction as described above, Match Group Insiders will be permitted to buy, sell, gift or otherwise transfer Match Group Securities only during designated trading windows, which generally begin at the open of the market on the second trading day following the day on which Match Group publicly releases its annual or quarterly financial results and generally end on the 7th day of the third month of each fiscal quarter, unless otherwise specified by Match Group’s Chief Legal Officer. Outside of this time period, no purchases, sales or other transfers of Match Group Securities are permitted, except for transactions with Match Group itself or as otherwise specified in this Policy under the heading “Rule 10b5-1 Trading Plans”. Even during an open trading window, Match Group Insiders are prohibited from buying, selling, gifting or otherwise transferring Match Group Securities if they are in fact aware of material non-public information.

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•Further Restrictions. Match Group may restrict trading by Match Group Insiders or any other Covered Persons even during a trading window as defined above, as circumstances dictate. In such event, Match Group’s Chief Legal Officer may notify particular individuals that they should not engage in any transactions involving Match Group Securities. No reasons may be provided and the closing of the trading window may itself constitute material non-public information that should not be communicated.

Post-Termination Transactions
Upon termination of service as a director, officer, employee, contractor or consultant of Match Group or one of its subsidiaries, Covered Persons continue to be subject to the restrictions on securities trading contained in the U.S. securities laws, as well as to Match Group’s policy regarding the safeguarding of confidential information. If you are a Match Group Insider, and your service terminates outside of an open trading window, you and your Affiliated Persons and Entities will continue to be subject to the pre-clearance and trading window requirements described above until the second trading day following the day on which Match Group publicly releases its annual or quarterly financial results following such termination of service.

Gifts of Securities
Gifts of securities, including gifts of Match Group Securities, are subject to the same restrictions as other transactions under this Policy. Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization.

Rule 10b5-1 Trading Plans
Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Securities Exchange Act”) provides an affirmative defense against insider trading liability regardless of a person’s possession of material non-public information if the trade was executed pursuant to a pre-arranged, written plan satisfying the requirements of Rule 10b5-1 (a “Trading Plan”) that was established at a time when the person was not in possession of material non-public information. Rule 10b5-1 is a complicated rule that requires sophisticated planning and should not be relied upon without the advice of one’s own legal counsel or personal financial advisor. Although trades in Match Group Securities that are executed pursuant to an approved Trading Plan are not subject to the prohibition on trading while in possession of material non-public information contained in this Policy or to the restrictions set forth above relating to pre-clearance procedures and window periods, the adoption, amendment, suspension or termination of any such Trading Plan is subject to pre-approval requirements and other limitations described in Match Group’s Rule 10b5-1 Trading Plan Guidelines. Match Group permits Match Group Insiders to engage in transactions outside window periods pursuant to a Trading Plan that has received advance written approval from Match Group’s Chief Legal Officer or such officer’s designee during an open trading window.

Transactions by Affiliated Persons and Entities
This Policy applies to Covered Persons and their Affiliated Persons and Entities. You are responsible for the transactions of Affiliated Persons and Entities and therefore should make them aware of the

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need to confer with you before they transact in Match Group Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In addition, if you are a Match Group Insider and any of your Affiliated Persons or Entities wish to buy, sell, gift or otherwise transfer Match Group Securities, you must obtain pre-clearance on their behalf in the same manner as described above with respect to Match Group Insiders.

Individual Responsibility
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about Match Group and to not engage in transactions in Match Group Securities while in possession of material non-public information. Each Covered Person is responsible for making sure that they and their Affiliated Persons and Entities comply with this Policy. In all cases, the responsibility for determining whether a Covered Person is in possession of material non-public information rests with that Covered Person, and any action on the part of Match Group, Match Group’s Chief Legal Officer or any other Match Group employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Penalties for Insider Trading and Other Violations
Penalties for trading on or communicating material non-public information are severe and may be applied against the individual involved in unlawful conduct, as well as against Match Group and controlling persons of Match Group. A person can be subject to some or all of the penalties noted below even if they do not personally benefit from the violation. Penalties include but are not limited to:
1.Civil injunctions;
2.Disgorgement of profits;
3.Jail sentences; and
4.Fines.

In addition, any violation of this Policy can be expected to result in serious sanctions by Match Group, including dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion or other sanctions, whether or not the violation of Match Group policy or procedure also constituted a violation of law.

Questions
If you have any questions regarding a particular securities transaction, or this Policy generally, please do not hesitate to contact Match Group’s Legal Department.

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